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                                                                      EXHIBIT 99
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[TELXON LOGO]
                                                                    NEWS RELEASE

                    TELXON RESCHEDULES RELEASE OF Q3 EARNINGS

         AKRON, OHIO, January 27, 1999 - - Telxon Corporation (Nasdaq-NNM: TLXN) announced today that it has rescheduled the release of its fiscal 1999 third quarter earnings to mid-February.

              The Audit Committee of the Board of Directors and management have been working closely with the company's outside auditors, PricewaterhouseCoopers LLP, to review certain judgmental accounting matters. The Q3 results, along with the restated Q2 results, will be issued upon completion of that review. These review activities follow the company's previously announced restatement of second quarter earnings.

              Telxon also announced today that preliminary Q3 results are below what was previously expected. Third quarter revenues are anticipated to be under $100 million, and gross margins will be below targets. Fiscal 1999 revenues are expected to be below prior year levels, and the company is expected to incur a loss in Q4 and for the full fiscal year. Management is undertaking a number of operating review initiatives to address the decline in operating results.

          Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's website address is: http://www.telxon.com.

         This news release constitutes forward-looking statements that are inherently subject to risks and uncertainties that could cause Telxon's actual results to differ materially from the forward-looking statements. The important factors affecting the realization of those results include, without limitation, the levels of demand for the company's products and of customers' commitments of resources to information technology investments, the company's ability to identify and implement appropriate cost reduction, efficiency and other operating improvement strategies, and the final outcome of the review of accounting matters by the company's outside auditors, as well as general and industry-specific economic conditions, competitive pressures and rapid technological change. Reference should be made to the discussion of various factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.

 Telxon Corporation/3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                  800.800.8001/Fax 330.664.2058/www.telxon.com


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For corporate information:
Alex Csiszar
Vice President, Investor Relations
Telxon Corporation
(330) 664-2961